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                                  EXHIBIT 11.1
                     TECHFORCE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996 AND THE
         THREE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

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

                                                        Quarter Ended       Quarter Ended     Nine Months Ended   Nine Months Ended
                                                      September 30, 1997  September 30, 1996  September 30, 1997  September 30, 1996
                                                      ------------------  ------------------  ------------------ -------------------
Primary:
  Weighted average shares outstanding ...............     8,042,115            7,905,500           8,016,704          7,905,500
  Net effect of dilutive securities, based on the
    treasury stock and if-converted methods .........       430,505              433,363             358,469            433,363
                                                      --------------      ---------------     ---------------      -------------
Total Shares used in computation  ...................     8,472,620            8,338,863           8,375,173          8,338,863

Net Income  .........................................   $   332,000          $   864,000         $ 2,225,000        $ 1,263,000

Net income per common and common equivalent share ...   $      0.04          $      0.10         $      0.27        $      0.15

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Note: Fully diluted earnings per share are the same as primary earnings per share.